Exhibit 99.1

Avalo Therapeutics Achieves Positive Topline Results in Phase 2 LOTUS Trial of Abdakibart (AVTX-009) in Moderate to Severe Hidradenitis Suppurativa

–Successfully met primary endpoint of HiSCR75 for both doses studied, demonstrating response rates of 42.2% for 150 mg dose (p=0.018) and 42.9% for 300 mg dose (p=0.015) at Week 16, which are the highest rates observed in a trial of this size or larger
–Statistically significant benefit was demonstrated on key secondary endpoints of HiSCR50, change in IHS4 and change in draining tunnel count
–Abdakibart was well tolerated with a favorable safety profile
–Avalo plans to advance abdakibart into a registrational phase 3 program

WAYNE, PA, May 5, 2026 — Avalo Therapeutics, Inc. (Nasdaq: AVTX), a clinical stage biotechnology company fully dedicated to developing IL-1β based treatments for immune-mediated inflammatory diseases, today announced positive topline results from its Phase 2 LOTUS trial evaluating the efficacy and safety of abdakibart in adults with moderate to severe hidradenitis suppurativa (HS). The LOTUS trial successfully met its primary endpoint at both doses studied. Based on these data, Avalo plans to advance abdakibart into a registrational phase 3 program.

"We are proud to report that abdakibart has delivered a strong, consistent, and deep response across both the HiSCR75 and HiSCR50 endpoints in our Phase 2 trial. This achievement powerfully validates the clinical promise of IL-1β inhibition for hidradenitis suppurativa," said Garry Neil, MD, Chief Executive Officer of Avalo Therapeutics. “This de-risking data set gives us tremendous confidence to advance abdakibart into a pivotal phase 3 registrational program. With a differentiated and patient friendly potential monthly dosing regimen, we aim to offer a truly innovative mechanism of action to the HS community. Our heartfelt thank you goes to the patients, caregivers, investigators, and site teams whose dedication made this successful Phase 2 trial possible."

The LOTUS trial (NCT06603077), which enrolled 253 adults, was a randomized, double-blind, placebo-controlled parallel-group Phase 2 trial to evaluate the efficacy, safety and tolerability of abdakibart across two dose regimens and placebo in a 1:1:1 ratio over a 16-week treatment period. Subjects received either a 600mg loading dose of abdakibart followed by 300mg every four weeks or a 300mg loading dose followed by 150mg every two weeks. The trial’s primary efficacy endpoint was the proportion of patients achieving HiSCR75 at Week 16.

The Phase 2 LOTUS trial successfully met its primary endpoint at both doses studied (p=0.018 150mg, p=0.015 300mg and p=0.004 combined), demonstrating a 42.2% and 42.9% absolute improvement in HiSCR75 response rates at Week 16, respectively (42.5% combined, placebo rate 25.6%). This was the highest absolute improvement in HiSCR75 and HiSCR50 in clinical trials of this size or larger at each individual dose and on a combined dose basis. Abdakibart regimens also demonstrated statistically significant benefit across the key secondary endpoints in HiSCR50, change in IHS4 and change in draining tunnel count. Numerically favorable responder rates were observed across all other key secondary endpoints. The HiSCR75 response was similar in patients with and without prior biologic exposure.

“These Phase 2 results are highly promising for the HS community,” said Dr. John Frew, Professor of Dermatology, University of New South Wales, Sydney, Australia. “Achieving this level of improvement suggests that IL-1β inhibition with abdakibart may offer a meaningful new therapeutic option for people with HS who continue to struggle with this disease. The physical and emotional burden of HS is profound, and I am encouraged to see an investigational therapy showing such robust and clinically relevant results.”

Across the study, abdakibart was well tolerated. The percentage of subjects with treatment-emergent adverse events (TEAE) were similar across abdakibart treatment arms and placebo with the most common being headache and nausea. Most adverse events were mild to moderate, and no unexpected safety findings emerged during the 16-week treatment period. There were no adverse events related to neutropenia, serious infections, or opportunistic infections.

Avalo expects to present full results from the LOTUS trial at an upcoming medical congress.

About Avalo Therapeutics

Avalo Therapeutics (Nasdaq: AVTX) is a clinical stage biotechnology company fully dedicated to developing IL-1β-based treatments for immune-mediated inflammatory diseases. Our lead asset, abdakibart, is an anti-IL-1β monoclonal antibody (mAb). Positive topline data was recently reported for abdakibart in a Phase 2 clinical trial in hidradenitis suppurativa (HS). We’re also exploring additional opportunities to make an impact in prevalent indications that have significant remaining unmet needs. For more information about Avalo, please visit www.avalotx.com.

About Abdakibart

Abdakibart is a humanized monoclonal antibody (IgG4) that binds to interleukin-1β (IL-1β) with high affinity and neutralizes its activity. IL-1β is a pro-inflammatory cytokine that plays a central role in the pathogenesis of a wide range of human diseases.1 It activates immune cells that generate proinflammatory cytokines, including IL-6, TNF-α, and IL-17. Dysregulated IL-1β signaling is a major driver of inflammation, contributing to the progression of autoimmune disorders. IL-1β inhibition has proven effective in multiple immune-mediated inflammatory diseases.1-3

About the LOTUS Trial

The LOTUS trial is a randomized, double-blind, placebo-controlled, parallel-group Phase 2 trial with two dose regimens to evaluate the efficacy, safety and tolerability of abdakibart in approximately 250 adults with moderate to severe hidradenitis suppurativa. Subjects were randomized (1:1:1) to receive either one of two dosing regimens of abdakibart or placebo during a 16-week treatment phase. The primary efficacy endpoint is the proportion of subjects achieving Hidradenitis Suppurativa Clinical Response (HiSCR75) at Week 16. Secondary objectives include but are not limited to: the proportion of patients achieving HiSCR50 and HiSCR90 as well as change from baseline in: International HS Severity Score System (IHS4), draining tunnel count, abscess and inflammatory nodule (AN) count, and patients achieving at least a 30% reduction on a numerical rating scale in Patient's Global Assessment of Skin Pain (PGA Skin Pain). For additional information about this trial (NCT06603077), please visit www.clinicaltrials.gov or www.lotustrial.com.

About Hidradenitis Suppurativa

Hidradenitis suppurativa (HS) is a chronic, progressive, often debilitating inflammatory skin disease that causes painful nodules, abscesses, and tunnels to form under the skin.4-6,8 Areas commonly affected by HS include the nape of the neck, breasts, chest, armpits, abdomen, buttocks and anus, groin and genitals, and inner thighs.7 If not adequately and promptly treated, the chronic inflammation characteristic of HS may progress to tissue destruction and permanent scarring.4-6,9 HS typically first presents in late adolescence or early adulthood and is estimated to affect 0.7–1.2% of the U.S. population, though some sources suggest the prevalence may be as high as 2–4%.10,11,12

References:1Dinarello CA. Immunol Rev. 2018;281(1):8-27. 2Kany S et al. Int J Mol Sci. 2019;20(23):6008. 3Kimball AB et al. Presented at: American Academy of Dermatology; March 8-12, 2024; San Diego, CA. 4Diaz MJ, et al. Curr Iss Mol Bio. 2023;45:4400-4415. 5Agnese ER, et al. Cureus. 2023;15(11):e49390. 6de Oliveira ASLE, et al. Biomolecules. 2022;12(10):1371. 7Ingram JR, et al. J Eur Acad Dermatol Venereol. 2022;36(9):1597-160. 8Sabat R, et al. The Lancet. 2025;405(10476):P420-438. 9Jemec GB. Clinicalpractice. Hidradenitis suppurativa. N Engl J Med. 2012;366(2):158–164. 10Garg A, Kirby JS, Lavian J, Lin G, Strunk A. Sex- and Age-Adjusted Population Analysis of Prevalence Estimates for Hidradenitis Suppurativa in the United States. JAMA Dermatol. 2017;153(8):760–764. doi:10.1001/jamadermatol.2017.0201. 11Ingram, John R.British Journal of Dermatology. doi:10.1111/bjd.19435. 12Nguyen TV, et al. J Eur Acad Dermatol Venereol. 2021;35(1):50-61.

Forward-Looking Statements

This press release includes forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond our control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to our plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “might,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: therapeutic potential, clinical benefits and safety profiles of abdakibart (AVTX-009); plans to advance abdakibart into a registrational phase 3 program; expectations regarding timing, success and data announcements of ongoing preclinical studies and clinical trials; drug development costs, reliance on investigators and enrollment of patients in clinical trials; and our plans to develop and commercialize our current and any future product candidates and the implementation of our business model and strategic plans for our business.

Any forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements including, without limitation, risks associated with: the timing and anticipated results of our current and future preclinical studies and clinical trials, supply chain, strategy and future operations; the delay of any current and future preclinical studies or clinical trials or the development of our product candidates; the risk that the results of prior preclinical studies and clinical trials may not be predictive of future results in connection with current or future preclinical studies and clinical trials, including those for abdakibart; the risk that cross-trial comparisons may not be reliable as no head-to-head trials of abdakibart have been conducted; the timing and outcome of any interactions with regulatory authorities; obtaining, maintaining and protecting our intellectual property; the availability of funding sufficient for our operating expenses and capital expenditure requirements, reliance on key personnel; regulatory risks; general economic and market risks and uncertainties, including those caused by the war in Ukraine and the Middle East; and those other risks detailed in our filings with the Securities and Exchange Commission, available at www.sec.gov. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. In addition, any forward-looking statements represent our view only as of today and should not be relied upon as representing its views as of any subsequent date. You should not rely upon forward-looking statements as predictions of future events and actual results or events could differ materially from the plans, intentions and expectations disclosed herein. Except as required by applicable law, we expressly disclaim any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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